CONSENT OF HAROLD Y. SPECTOR
                               INDEPENDENT AUDITOR



I consent to the use of my reports dated as follows, included herein and to the reference made to me:

1. dated July 20, 1999, on the condensed consolidated financial statements of Circle Group Internet, Inc. and subsidiaries, as of March 31, 1999 and 1998,

2. dated June 30, 1999, on the pro forma condensed consolidated financial statements of Circle Group Internet, Inc. and subsidiaries, as of December 31, 1998,

3. dated March 8, 1999, on the financial statements of Circle Group Internet, Inc. as of December 31, 1998 and 1997, and

4. dated June 4, 1999, on the financial statements of Hos-Pillow Corporation as of December 31, 1998 and 1997.



/s/ Harold Y. Spector
---------------------
Harold Y. Spector, CPA
Pasadena, California
July 21, 1999